Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2015 First Quarter Results

MONROVIA, Calif., September 3, 2014 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its first quarter ended August 2, 2014.

“Solid performance in our first quarter produced an 18 percent increase in revenue and 12 percent increase in gross profit on a year-over-year basis.   These results, combined with 25 percent growth in funded backlog over the fourth quarter of fiscal 2014 and cash flow from operations of $14 million, demonstrate continued momentum across our businesses,” said Tim Conver, AeroVironment chairman and chief executive officer.  “Strong bookings, which continue in the second quarter, provide us with greater visibility into full year revenue and strengthen our confidence in our financial outlook.”

“Responding to increased customer interest, this quarter we began the investments we announced in our first quarter to position AeroVironment for three large growth opportunities. We believe investing now in Commercial UAS, Tactical Missile Systems and Global Observer will position AeroVironment to lead when adoption accelerates and will generate significant value for our stockholders in the near- and long-term” Conver added.

FISCAL 2015 FIRST QUARTER RESULTS

Revenue for the first quarter of fiscal 2015 was $51.9 million, up 18% from first quarter fiscal 2014 revenue of $44.1 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $6.0 million and in our Efficient Energy Systems (EES) segment of $1.8 million.

Gross margin for the first quarter of fiscal 2015 was $14.1 million, up 12% from first quarter fiscal 2014 gross margin of $12.5 million. The increase in gross margin resulted from higher gross margin from EES as a result of higher sales volume and favorable product mix, offset by lower gross margin from UAS due to the inclusion of the termination cost settlement for the Global Observer Joint Capability Technology Demonstration contract in the first quarter of 2014 that was not in the first quarter of 2015 and higher costs on service-related contracts.

Loss from operations for the first quarter of fiscal 2015 was $6.5 million compared to loss from operations for the first quarter of fiscal 2014 of $7.1 million. The lower loss from operations was a result of higher revenue, resulting in $1.5 million higher gross margin, and lower research and development (R&D) expense of $0.1 million, offset by higher selling, general & administrative (SG&A) expense of $1.0 million.

Other income, net, for the first quarter of fiscal 2015 was $0.6 million compared to other expense, net, for the first quarter of fiscal 2014 of $3.4 million.  The increase in other income, net, was primarily due to an increase of $0.4 million in the fair value of the conversion option of our convertible bond investment and $0.5 million gain on sales of stock, compared to a decrease of $3.4 million in the fair value of the conversion option for the first quarter of fiscal 2014.

Net loss for the first quarter of fiscal 2015 was $3.6 million compared to net loss for the first quarter of fiscal 2014 of $7.2 million.

Loss per share for the first quarter of fiscal 2015 was $0.16 compared to loss per share for the first quarter of fiscal 2014 of $0.32.  Loss per share for the first quarter of fiscal 2015 was reduced by $0.02 per share due to the increase in fair value of the conversion option of our convertible bond investment and related sales of stock. Loss per share for the first quarter of fiscal 2014 was increased by $0.11 per share due to the decrease in fair value of the conversion option of our convertible bond investment.

BACKLOG

As of August 2, 2014, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $82.0 million compared to $65.9 million as of April 30, 2014.

FISCAL 2015 — OUTLOOK FOR THE FULL YEAR

For fiscal 2015, the company expects to generate revenue of between $250 million and $270 million, and gross profit margins of between 34.5 percent and 37.5 percent, respectively.  Planned increases in research and development and business development investments for Tactical Missile Systems, Commercial UAS and Global Observer business areas in fiscal 2015 may largely offset operating profit in the current fiscal year.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Wednesday, September 3, 2014, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Wednesday, September 3, 2014, at approximately 4:30 p.m. Pacific Time through Wednesday, September 10, 2014, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 87661423. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. The company’s electric-powered, hand-launched unmanned aircraft systems provide powerful actionable information to military, public safety and commercial personnel around the world through real-time, airborne imaging, sensing and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended
	August 2,	July 27,
	2014	2013

Revenue:
Product sales	$42,811	$27,174
Contract services	9,055	16,943
	51,866	44,117
Cost of sales:
Product sales	30,797	20,555
Contract services	7,015	11,017
	37,812	31,572
Gross margin:
Product sales	12,014	6,619
Contract services	2,040	5,926
	14,054	12,545
Selling, general and administrative	13,403	12,459
Research and development	7,124	7,190
Loss from operations	(6,473)	(7,104)
Other income (expense):
Interest income	212	205
Other income (expense), net	591	(3,394)
Loss before income taxes	(5,670)	(10,293)
Benefit for income taxes	(2,061)	(3,083)
Net loss	$(3,609)	$(7,210)
Loss per share data:
Basic	$(0.16)	$(0.32)
Diluted	$(0.16)	$(0.32)
Weighted average shares outstanding:
Basic	22,804,127	22,238,363
Diluted	22,804,127	22,238,363

AeroVironment, Inc.

Reconciliation of Loss per Share (Unaudited)

	Three Months Ended
	August 2,	July 27,
	2014	2013
Loss per share as adjusted	$(0.18)	$(0.21)
Decrease (increase) due to convertible bonds and related stock investments	0.02	(0.11)
Loss per share as reported	$(0.16)	$(0.32)

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	August 2, 2014	April 30, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$148,052	$126,969
Short-term investments	76,840	70,639
Accounts receivable, net of allowance for doubtful accounts of $626 at August 2, 2014 and $791 at April 30, 2014	23,213	31,739
Unbilled receivables and retentions	7,658	10,929
Inventories, net	46,441	50,699
Income tax receivable	3,460	6,584
Deferred income taxes	4,747	5,038
Prepaid expenses and other current assets	3,320	4,260
Total current assets	313,731	306,857
Long-term investments	39,315	50,505
Property and equipment, net	17,897	19,997
Deferred income taxes	6,689	6,721
Other assets	971	874
Total assets	$378,603	$384,954
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,125	$13,906
Wages and related accruals	9,282	14,083
Customer advances	4,781	2,984
Other current liabilities	5,861	6,762
Total current liabilities	33,049	37,735
Deferred rent	1,286	1,239
Liability for uncertain tax positions	3,513	3,513
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 23,356,556 at August 2, 2014 and 23,176,576 at April 30, 2014	2	2
Additional paid-in capital	145,497	143,648
Accumulated other comprehensive loss	(215)	(263)
Retained earnings	195,471	199,080
Total stockholders’ equity	340,755	342,467
Total liabilities and stockholders’ equity	$378,603	$384,954

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	August 2, 2014	July 27, 2013
Operating activities
Net loss	$(3,609)	$(7,210)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	2,192	2,185
Provision for doubtful accounts	(141)	122
Deferred income taxes	291	(23)
Realized gain on sale of equity securities	(473)	—
Stock-based compensation	846	910
Foreign currency losses	183	—
(Increase) decrease in fair value of conversion feature of convertible bonds	(393)	3,391
Tax benefit from exercise of stock options	11	28
Excess tax benefit from stock-based compensation	(313)	—
Changes in operating assets and liabilities:
Accounts receivable	8,667	44
Unbilled receivables and retentions	3,271	1,585
Inventories	4,258	(6,102)
Income tax receivable	3,124	(3,035)
Other assets	780	538
Accounts payable	(781)	(2,599)
Other liabilities	(3,545)	(3,010)
Net cash provided by (used in) operating activities	14,368	(13,176)
Investing activities
Acquisitions of property and equipment	(29)	(4,457)
Net (purchases) redemptions of held-to-maturity investments	(2,924)	6,442
Net sales of available-for-sale investments	8,676	175
Net cash provided by investing activities	5,723	2,160
Financing activities
Excess tax benefit from exercise of stock options	313	—
Exercise of stock options	679	23
Net cash provided by financing activities	992	23
Net increase (decrease) in cash and cash equivalents	21,083	(10,993)
Cash and cash equivalents at beginning of period	126,969	75,332
Cash and cash equivalents at end of period	$148,052	$64,339

Supplemental disclosure:
Unrealized (gain) loss on available-for-sale investments recorded in other comprehensive loss, net of deferred taxes of $(32) and $32, respectively	$(48)	$48

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended
	August 2,	July 27,
	2014	2013
Revenue:
UAS	$41,186	$35,211
EES	10,680	8,906
Total	51,866	44,117
Cost of sales:
UAS	31,015	24,599
EES	6,797	6,973
Total	37,812	31,572
Gross margin:
UAS	10,171	10,612
EES	3,883	1,933
Total	14,054	12,545
Selling, general and administrative	13,403	12,459
Research and development	7,124	7,190
Loss from operations	(6,473)	(7,104)
Other income (expense):
Interest income	212	205
Other income (expense), net	591	(3,394)
Loss before income taxes	$(5,670)	$(10,293)

##

Additional AV News: http://avinc.com/resources/news/

AV Media Gallery: http://avinc.com/media_gallery/

Follow us: www.twitter.com/aerovironment

Facebook: http://www.facebook.com/#!/pages/AeroVironment-Inc/91762492182

Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com